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                                                Registration No. 333-15761


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                      SECURITIES AND EXCHANGE COMMISSION


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                        POST-EFFECTIVE AMENDMENT NO. 1

                                      to

                                   FORM S-1

                            REGISTRATION STATEMENT

                                    Under

                          THE SECURITIES ACT OF 1933


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          FOR REGISTRATION OF VOTING TRUST CERTIFICATES REPRESENTING
                   COMMON STOCK, PAR VALUE $1.00 PER SHARE
                  (Title of securities to be deposited under
                           voting trust agreement)

                                  ISSUED BY

                        GRAYBAR ELECTRIC COMPANY, INC.
            (Exact name of registrant as specified in its charter)

              New York                     5063               13-0794380
   (State or other jurisdiction     (Primary Standard      (I.R.S. Employer
 of incorporation or organization)      Industrial        Identification No.)
                                     Classification
                                        Code No.)


             34 North Meramec Avenue, St. Louis, Missouri  63105,
          (314) 512-9200 (Address, including zip code, and telephone number, including area code, of principal executive offices)


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                            EXPLANATORY STATEMENT


      The Voting Trustees under a Voting Trust Agreement, dated as of April 1, 1997 (the "Voting Trust Agreement"), originally registered a maximum of 5,000,000 Voting Trust Certificates relating to the same number of shares of Common Stock, par value $1.00 per share (the "Common Stock"), of Graybar Electric Company, Inc. (the "Company") under this Registration Statement.

      There are no agreements pursuant to which additional securities now outstanding or which may be issued in the future are to be deposited under the Voting Trust Agreement, except (i) the Voting Trust Agreement itself, and
(ii) the Company's Common Stock Purchase Plan dated as of October 9, 1995 (the "1995 Common Stock Purchase Plan"). The Voting Trust Agreement, which does not bind shareholders who are not parties to the Voting Trust Agreement, provides that additional shares of Common Stock issued to shareholders who are parties to the Voting Trust Agreement will be deposited thereunder, whether such shares are issued pursuant to stock subscription plans, as a dividend or otherwise. The Company's 1995 Common Stock Purchase Plan contains an installment sale feature permitting subscribers to pay for their shares in 34 monthly installments that began in January 1996. For further information on the Company's 1995 Common Stock Purchase Plan, reference is made to the Company's Registration Statement on Form S-2 (Registration No. 33-62269), as amended, filed with the Securities and Exchange Commission on August 31, 1995, and incorporated herein by this reference.

      Of the 5,000,000 Voting Trust Certificates registered under this Registration Statement, Voting Trust Certificates relating to 4,543,749 shares of Common Stock have been or will, pursuant to the installment sale feature of the 1995 Common Stock Purchase Plan, be issued to the shareholders who are parties to the Voting Trust Agreement. Accordingly, this Post-Effective Amendment No. 1 deregisters 456,251 Voting Trust Certificates relating to the same number of shares of Common Stock that were originally registered hereunder but which will not be issued.


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                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons, as Voting Trustees, on March 6, 1998.



                                                /s/ C.L. Hall
                                                --------------------------
                                                C.L. Hall


                                                /s/ R.H. Haney
                                                --------------------------
                                                R.H. Haney


                                                /s/ G.W. Harper
                                                --------------------------
                                                G.W. Harper


                                                /s/ R.L. Mygrant
                                                --------------------------
                                                R.L. Mygrant


                                                /s/ R.D. Offenbacher
                                                --------------------------
                                                R.D. Offenbacher


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